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                                                                      Exhibit 99

(DUSA LOGO)


DUSA PHARMACEUTICALS, INC. (R)
FOR RELEASE AT 6:30 A.M.


              DUSA PHARMACEUTICALS SUES ADDITIONAL PHYSICIANS AND A CHEMICAL SUPPLIER FOR INFRINGEMENT OF ITS LEVULAN(R)
                          PHOTODYNAMIC THERAPY PATENTS

Third Group of Patent and Trademark Infringement Suits Follows Successful
Outcomes

WILMINGTON, MA -- JULY 11, 2006 -- DUSA Pharmaceuticals, Inc.(R) (NASDAQ GM:
DUSA), announced today that it has filed lawsuits against physicians in California, Florida and Ohio, alleging infringement of patents exclusively licensed to DUSA. Additionally, a suit has been filed against a chemical supplier of aminolevulinic acid (ALA) in Arizona. The patents asserted in the lawsuits cover the use of compounds such as ALA with photodynamic therapy (PDT) to treat actinic keratosis, basal cell carcinoma, acne and other dermatological conditions.

Suits have been filed against Dr. Sherman Katz of Zanesville, OH, Dr. Norman Minars and Dr. Todd Minars of Hollywood, FL, Dr. Julian Omidi of Palmdale, CA and Dr. Michael Omidi and Dr. Daniel Taheri of Beverly Hills, CA. These suits allege that ALA obtained from various sources other than DUSA is being used by these physicians to perform treatments that are covered under patents exclusively licensed by DUSA.

The suit filed against Dr. Katz also alleges that he is treating patients with ALA that is manufactured by Frontier Scientific, a chemical manufacturer, who sells its ALA labeled that it is "not for human use".

The suit against the chemical supplier, Spectrum Pharmacy Products, alleges that it has induced physicians to infringe the patents licensed to DUSA and that it competes unfairly by marketing its ALA with misleading National Drug Code (NDC) numbers. NDC numbers are assigned to drug products sold in the US and are used to identify approved drugs for a variety of purposes, including insurance reimbursement.

"It is unfortunate that we must continue to take these actions, but, even in the face of our patent position, physicians continue to place themselves at risk of patent infringement by using ALA from compounding pharmacies and other sources. We had anticipated that the previous successful legal actions combined with our educational efforts would have alerted physicians to the patented and proprietary nature of PDT with ALA," said Robert F. Doman, DUSA's President and COO. "We are particularly concerned that ALA not intended for human use appears to be making its way into clinics for patient treatment. We will continue our ongoing campaign to protect our valuable intellectual property, to protect our loyal customers from unfair competition, and to protect patients by assuring that they are receiving genuine Levulan(R) in their PDT treatment."


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In 2004 and 2005, DUSA sued two compounding pharmacies, The Cosmetic Pharmacy of
Tucson, AZ, and the New England Compounding Center (NECC) in Framingham, MA, for violations of U.S. patent law. The Cosmetic Pharmacy presented no defense against the suit and a default judgment was entered in DUSA's favor. The suit against the New England Compounding Center (NECC) resulted in an agreement that NECC will not infringe or induce others to infringe the two patents that were the subject of the lawsuit.

ABOUT DUSA PHARMACEUTICALS:

DUSA Pharmaceuticals, Inc. is an integrated dermatology specialty pharmaceutical company focused primarily on the development and marketing of its Levulan(R) Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of pre-cancerous actinic keratoses, and is being developed for the treatment of acne and photodamage. DUSA's other dermatology products include Nicomide(R), and the AVAR(R) line, resulting from its recent merger with Sirius Laboratories, Inc. These products target patients with acne and rosacea. DUSA is also developing certain internal indications of Levulan PDT. DUSA is based in Wilmington, MA. Please visit our website at www.dusapharma.com

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the Company's intention to continue its campaign to protect its intellectual property and its constituents. Furthermore, the factors that may cause differing results include the uncertainties of litigation, sufficient funding, maintenance of its patent portfolio and other risks identified in DUSA's SEC filings from time to time.

FOR FURTHER INFORMATION CONTACT:

For further information contact:
D. GEOFFREY SHULMAN, MD, Chairman & CEO
or SHARI LOVELL, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com